Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC	Sharon L. McCollam
3250 Van Ness Avenue	Senior Vice President, CFO
San Francisco, CA 94109	(415) 421-7900

Bryn F. Argov
Director, Investor Relations
(415) 616-7856

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Fiscal Year 2002 Results — Diluted EPS Up 60%
Earnings Per Share Exceeds Expectations

San Francisco, CA, March 18, 2003, WILLIAMS-SONOMA, INC. (NYSE: WSM) Williams-Sonoma, Inc. today announced better than expected operating results for the fourth quarter and fiscal year ended February 2, 2003. Fourth quarter of fiscal year 2002 diluted earnings per share of $0.67 increased 13.6% or $0.08 versus the fourth quarter of fiscal year 2001. Fiscal year 2002 diluted earnings per share of $1.04 increased 60.0% or $0.39 versus fiscal year 2001. Both fourth quarter and fiscal year 2002 results exceeded the diluted earnings per share guidance provided by the Company on January 9, 2003.

Howard Lester, Chairman, commented, “We are very pleased to deliver to our shareholders a year of financial milestones for the Company. In 2002, we achieved the highest pre-tax operating margin and diluted earnings per share in the history of the Company, substantially strengthened our balance sheet, and met or exceeded the financial projections we gave to our shareholders in every quarter. Last year at this time, we said that we believed the organization had established long-term operating disciplines throughout the Company that would benefit our customers and our shareholders for years to come. As we reflect on our 2002 results, we believe that we have seen these disciplines at work and are extremely proud of our accomplishments. We deepened our commitment to multi-channel retailing, we launched our new West Elm concept, we introduced our first private label credit card and loyalty rewards program, we dramatically improved the profitability of our supply chain, and we reported record earnings. This was an outstanding company-wide effort.”

☐ FOURTH QUARTER 2002 — RESULTS FOR THE 13 WEEKS ENDED FEBRUARY 2, 2003

Net earnings for the 13 weeks ended February 2, 2003 were $79.8 million or $0.67 per diluted share versus $69.4 million or $0.59 per diluted share for the 14 weeks ended February 3, 2002.

Net revenues, including shipping fees, increased 10.4% to $859.0 million in the 13-week fourth quarter of fiscal year 2002 versus $778.0 million in the 14-week fourth quarter of fiscal year 2001. On a 13-week to 13-week basis, net revenues increased 16.5%.

Retail net sales increased 10.4% to $557.1 million in the 13-week fourth quarter of fiscal year 2002 versus $504.7 million in the 14-week fourth quarter of fiscal year 2001. On a 13-week to 13-week basis, retail net sales increased 15.7% primarily due to sales generated in 63 net new stores in the fourth quarter of fiscal year 2002 versus the fourth quarter of fiscal year 2001 and positive comparable store sales growth of 2.4%. Net sales generated in the Williams-Sonoma, Pottery Barn, and Pottery Barn Kids brands, partially offset by a planned reduction in Hold Everything net sales due to the transitional impact of our brand realignment strategy, were the primary contributors to the year-over-year sales increase. At the end of the fourth quarter of fiscal year 2002, the Company operated 478 stores versus 415 stores at the end of the fourth quarter of fiscal year 2001. Fourth quarter year-over-year comparable store sales by retail concept were as shown in the table below.

Fourth Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended

Retail Concept	2/2/03	2/3/02

Williams-Sonoma	5.3%	7.5%
Pottery Barn	-0.8%	6.0%
Pottery Barn Kids	-1.6%	13.5%
Hold Everything	-0.9%	-16.5%
Outlets	10.2%	-0.8%
Total	2.4%	6.0%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days.

Ed Mueller, Chief Executive Officer, commented, “Our comparable store sales guidance for the quarter was in the range of 1.5% to 2.5%. This range assumed that comparable store sales, despite a strong 2.7% increase during the holiday period, would be negative in the month of January due to softness in the economy, low in-stock positions in the Pottery Barn brands, and difficult growth comparisons versus the prior year. The January economic environment was in fact soft, but the resilience of our customer exceeded our expectations and we were able to deliver the high end of our guidance for the quarter. Looking at our two-year comparable store sales results, we are pleased with our performance and believe it demonstrates the strength of our brands.”

Direct-to-customer net sales (including catalog and Internet) in the 13-week fourth quarter of fiscal year 2002 were $255.2 million, an increase of 9.3% versus $233.5 million in the 14-week fourth quarter of fiscal year 2001. On a 13-week to 13-week basis, direct-to-customer net sales increased 16.8%, with all brands delivering positive growth during the quarter. This 16.8% year-over-year increase was primarily driven by net sales generated in the Pottery Barn, Pottery Barn Kids and Williams-Sonoma brands in addition to incremental sales from the West Elm catalog (launched in April 2002). Internet sales were $69.5 million in the 13-week fourth quarter of fiscal year 2002, an increase of 42.7% versus $48.7 million in the 14-week fourth quarter of fiscal year 2001. On a 13-week to 13-week basis, Internet sales increased 52.4%.

In August 2002, the Company launched a private label credit card program in the Pottery Barn and Pottery Barn Kids brands. A third party credit card provider administers the program and Williams-Sonoma, Inc. bears no credit risk. The program launch included a 10% first-purchase discount and a loyalty rewards program to incentivize customers to accept the card. As of February 2, 2003 (24 weeks after the initial launch of the program), approximately 319,000 cards had been issued with charges totaling over $164 million. Of these amounts, approximately 173,000 and $90 million, respectively, occurred in the fourth quarter of fiscal year 2002. The promotional expense associated with the first-purchase discount and loyalty rewards programs is accounted for as an offset to revenue and totaled $7.0 million in the fourth quarter of fiscal year 2002 and $15.7 million in the fiscal year of 2002.

Gross margin expressed as a percentage of net revenues was 44.0% in the fourth quarter of fiscal year 2002, an increase of approximately 100 basis points versus the fourth quarter of fiscal year 2001. This increase was primarily driven by a significant improvement in shipping profitability for merchandise delivered to customers, a decrease in customer returns, replacements, and damages, a reduction in inventory shrinkage, and a decrease in merchandise cost of goods sold.

Selling, general and administrative expenses were $249.0 million, or 29.0% of net revenues in the fourth quarter of fiscal year 2002 versus $221.0 million or 28.4% of net revenues in the fourth quarter of fiscal year 2001. The increase was driven by higher employment costs offset by a reduction in other general expenses. The year-over-year employment cost increase as a percentage of net revenues was primarily driven by higher incentive compensation based on the achievement of corporate profitability targets, an approximate $4.0 million expense associated with the departure of the Company’s previous Chief Executive Officer, and increased employment costs to support information technology initiatives. Lower credit card fees due to the introduction of the private label credit card and an overall reduction in discretionary expenses drove the improvement in other general expenses as a percentage of net revenues.

☐ FISCAL YEAR 2002 — RESULTS FOR THE 52 WEEKS ENDED FEBRUARY 2, 2003

Net earnings for the 52-week fiscal year ended February 2, 2003 increased 65.7% to $124.4 million versus $75.1 million for the 53 weeks ended February 3, 2002. Diluted earnings per share for the 52-week fiscal year of 2002 increased 60.0% to $1.04 versus $0.65 per diluted share for the 53-week fiscal year of 2001. Due to quarterly rounding and weighted average share counts, the full-year diluted earnings per share in fiscal year 2002 and fiscal year 2001 do not equal the sum of the quarters, as shown.

Year-Over-Year Diluted EPS Calculation

Quarter	2002 Actual	2001 Actual

1st Quarter	$0.13	$0.00
2nd Quarter	$0.12	$0.01
3rd Quarter	$0.13	$0.03
4th Quarter	$0.67	$0.59
Fiscal Year Sum of Quarters	$1.05	$0.63
Fiscal Year Reported	$1.04	$0.65

Net revenues, including shipping fees, increased 13.1% to $2.361 billion in the 52 weeks of fiscal year 2002 versus $2.087 billion in the 53 weeks of fiscal year 2001. Net revenues on a 52-week to 52-week basis increased 15.3%.

Retail net sales were $1.417 billion in the 52 weeks of fiscal year 2002, an increase of 15.2% over the 53 weeks of fiscal year 2001. On a 52-week to 52-week basis, retail net sales increased 16.8% primarily due to a 17.2% year-over-year increase in retail leased square footage and positive comparable store sales growth of 2.7%. Net sales generated in the Pottery Barn, Pottery Barn Kids, and Williams-Sonoma brands, offset by a planned reduction in Hold Everything, were the primary contributors to the year-over-year sales increase. At the end of fiscal year 2002, the Company operated 478 stores versus 415 stores at the end of fiscal year 2001, a net increase of 63 stores. Fiscal year-over-year comparable store sales by retail concept were as follows:

Fiscal Year Comparable Store Sales* by Retail Concept

	52-Weeks Ended

Retail Concept	2/2/03	2/3/02

Williams-Sonoma	3.3%	4.3%
Pottery Barn	2.6%	-0.1%
Pottery Barn Kids	-0.3%	10.4%
Hold Everything	-5.4%	-8.8%
Outlets	4.3%	6.7%
Total	2.7%	1.8%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days.

Direct-to-customer (including catalog and Internet) net sales were $798.2 million in the 52 weeks of fiscal year 2002, an increase of 8.5% versus $735.8 million in the 53 weeks of fiscal year 2001. On a 52-week to 52-week basis, direct-to-customer net sales increased 11.4%. This year-over-year increase was primarily driven by net sales generated in the Pottery Barn, Pottery Barn Kids and Williams-Sonoma brands in addition to incremental sales from the West Elm catalog (launched in April 2002). These increases were partially offset by a planned sales reduction in the Hold Everything brand. Internet sales were $200.4 million in the 52 weeks of fiscal year 2002, an increase of 50.9% versus $132.8 million in the 53 weeks of fiscal year 2001. On a 52-week to 52-week basis, Internet sales increased 53.4%.

Merchandise inventories at cost at the end of fiscal year 2002 were $321.2 million versus $249.2 million at the end of fiscal year 2001, a year-over-year increase of $72.0 million or 28.9%. This increase was due to a strategic management decision to improve the in-stock positions on core merchandise in the Williams-Sonoma, Pottery Barn, and Pottery Barn Kids brands. This decision was based on unfavorable trends in customer service metrics, including fulfillment rates in the direct-to-customer business and retail service levels in the stores. Of the $72.0 million merchandise inventory increase at the end of fiscal year 2002, approximately 80% was in the retail channel. Williams-Sonoma, Pottery Barn Kids, and Pottery Barn contributed approximately 62%, 23%, and 6%, respectively, of this year-over-year retail inventory increase. The remaining 20% of this year-over-year increase was in the direct-to-customer channel, primarily in the Pottery Barn brand.

Mr. Mueller commented, “We strongly believe that our decision to increase our inventory investment in the fourth quarter was fundamental to delivering our fourth quarter sales performance, especially in Williams-Sonoma. Our declining inventory levels in the first half of the year contributed to lower than expected comparable store sales, abandoned catalog and Internet orders, and customer disappointments. In the late third and fourth quarters, we were able to substantially improve our inventory position in the Williams-Sonoma brand. Due to longer lead times, the Pottery Barn and Pottery Barn Kids inventory positions are still being gradually increased and we expect this to continue through the second quarter of this year. Reflecting on 2002 and the lessons that we learned, we remain committed to improving inventory turns and maintaining strong inventory management disciplines. These initiatives, however, will be balanced against customer service metrics.”

Gross margin expressed as a percentage of net revenues was 40.3% in fiscal year 2002, an increase of approximately 220 basis points versus fiscal year 2001. This increase as a percentage of net revenues was primarily driven by a significant improvement in shipping profitability for merchandise delivered to customers, a decrease in cost of merchandise due to improved sourcing efforts, an increase in full-price merchandise sales and fewer markdowns, a decrease in customer returns and associated costs, a decrease in inventory shrinkage, and lower freight costs from the distribution center to our stores.

Selling, general and administrative expenses were $749.3 million or 31.7% of net revenues in fiscal year 2002, an improvement of approximately 20 basis points versus fiscal year 2001. This decrease as a percentage of net revenues was primarily driven by a reduction in other general expenses and lower catalog advertising costs, offset by increased employment costs. Higher employment costs as a percentage of net revenues were primarily driven by increased incentive compensation based on the achievement of corporate profitability targets, an approximate $4.0 million expense associated with the departure of the Company’s previous Chief Executive Officer, and higher employment costs to support information technology initiatives.

Mr. Mueller commented, “Although we were challenged with a slowing economy in 2002, the management team remained focused on its key core competencies, leveraged the strength of its brands, and drove the business to a new level of operational performance. This strong performance continues to reinforce our confidence in our ability to drive sales and earnings growth and generate sustaining long-term value for our shareholders even in a weak economy.”

Mr. Mueller continued, “As we look ahead to 2003, we believe that we will be continuing to operate in an uncertain economic environment. In response to this uncertainty, we are remaining cautious in our outlook and will continue to execute against a conservative, but flexible, growth plan. Despite this uncertainty, we believe that the strength of our brands and our proven ability to execute in a difficult retail environment provides us with a strong basis for reiterating our 2003 guidance of low to mid-teen revenue growth and high-teen diluted earnings per share growth.”

☐ STOCK REPURCHASE PROGRAM

In January 2003, the Board of Directors authorized a stock repurchase program to acquire up to four million shares of the Company’s outstanding common stock in the open market. During the fourth quarter of fiscal year 2002, the Company repurchased and retired two million shares of its common stock under the program for an aggregate purchase price of approximately $48,361,000, at a weighted average cost of $24.18 per share. At February 3, 2003, the remaining authorized amount of stock eligible for repurchase is two million shares. Future purchases under this program will be made through open market transactions at times and amounts that management deems appropriate. The timing and actual number of shares to be purchased in the future will depend on a variety of factors such as price, corporate and regulatory requirements, and other market conditions. The Company may terminate or limit the stock repurchase program at any time without prior notice.

Williams-Sonoma, Inc. will host a live conference call today, March 18, 2003 at 6:30 am (PST). The call, hosted by Ed Mueller, Chief Executive Officer and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available until 3:00 pm (PST) on Tuesday, March 25, 2003.

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies, Williams-Sonoma, Pottery Barn, Pottery Barn Kids, Hold Everything, West Elm and Chambers, are marketed through 478 stores, seven mail order catalogs and four e-commerce web sites.

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to the increase in Pottery Barn and Pottery Barn kids inventory positions, the Company’s ability to drive sales and earnings growth and generate sustained long-term value for its shareholders, and the guidance and statements regarding the Company’s revenue, earnings per share and other financial and operating metrics.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, the Company’s ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of its merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to those of the Company; timely and effective sourcing of its merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers; effective inventory management commensurate with customer demand; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond the Company’s control; multi-channel and multi-brand complexities; dependence on external funding sources for operating funds; the Company’s ability to control employment, occupancy and other operating costs; its ability to improve and control its systems and processes; general political, economic and market conditions and events, including the potential for war or conflict; and other risks and uncertainties contained in the Company’s public announcements, reports to shareholders and other public filings. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	February 2,	February 3,
	2003	2002

Assets
Current assets
Cash and cash equivalents	$193,495	$75,374
Accounts receivable - net	34,288	32,141
Merchandise inventories - net	321,247	249,237
Prepaid catalog expenses	35,163	29,522
Prepaid expenses	21,346	16,630
Deferred income taxes	16,304	11,553
Other assets	3,541	2,782

Total current assets	625,384	417,239
Property and equipment - net	631,774	570,120
Other assets - net	7,297	7,544

Total assets	$1,264,455	$994,903

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$166,102	$98,857
Accrued expenses	82,027	60,406
Customer deposits	93,073	80,425
Income taxes payable	56,442	37,456
Current portion of long-term debt	7,419	7,206
Other liabilities	19,765	12,829

Total current liabilities	424,828	297,179
Deferred rent and lease incentives	161,091	127,094
Long-term debt	18,071	24,625
Deferred income tax liabilities	11,341	8,792
Other long-term obligations	5,146	4,682

Total liabilities	620,477	462,372
Shareholders’ equity	643,978	532,531

Total liabilities and shareholders’ equity	$1,264,455	$994,903

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
PERIODS ENDED FEBRUARY 2, 2003 AND FEBRUARY 3, 2002

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER				YEAR TO DATE
	2002		2001		2002		2001

	(13 Weeks)		(14 Weeks)		(52 Weeks)		(53 Weeks)
		% Of		% Of		% Of		% Of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues

Retail sales	$557,116	64.9%	$504,671	64.9%	$1,416,585	60.0%	$1,229,715	58.9%
Retail shipping fees	2,161	0.2	2,155	0.3	7,408	0.3	7,096	0.3
Direct-to-customer sales	255,158	29.7	233,533	30.0	798,195	33.8	735,768	35.3
Direct-to-customer shipping fees	44,529	5.2	37,641	4.8	138,642	5.9	114,083	5.5

Net revenues	858,964	100.0	778,000	100.0	2,360,830	100.0	2,086,662	100.0

Cost of goods and occupancy expenses	440,854	51.3	404,510	52.0	1,281,613	54.3	1,168,030	56.0
Shipping costs	39,970	4.7	38,610	5.0	127,616	5.4	124,643	6.0

Total cost of goods sold	480,824	56.0	443,120	57.0	1,409,229	59.7	1,292,673	62.0

Gross margin	378,140	44.0	334,880	43.0	951,601	40.3	793,989	38.1
Selling, general and administrative expenses	248,994	29.0	221,049	28.4	749,299	31.7	666,015	31.9

Earnings from operations	129,146	15.0	113,831	14.6	202,302	8.6	127,974	6.1
Interest expense (income) - net	(565)	(0.1)	988	0.1	20	—	5,868	0.3

Earnings before income taxes	129,711	15.1	112,843	14.5	202,282	8.6	122,106	5.9
Income taxes	49,939	5.8	43,444	5.6	77,879	3.3	47,010	2.3

Net earnings	$79,772	9.3%	$69,399	8.9%	$124,403	5.3%	$75,096	3.6%

Earnings per share:
Basic	$0.69		$0.61		$1.08		$0.67
Diluted	$0.67		$0.59		$1.04		$0.65
Shares used in calculation of earnings per share:
Basic	116,030		114,035		115,100		112,493
Diluted	119,891		117,811		119,550		115,439

	November 3,			February 2,	February 3,
Store table	2002	Openings	Closings	2003	2002

Williams-Sonoma	235	4	(3)	236	214
Pottery Barn	159	2	(2)	159	145
Pottery Barn Kids	54	2	—	56	27
Hold Everything	15	—	(2)	13	15
Outlets	14	—	—	14	14

Total	477	8	(7)	478	415
Store selling square footage (sq. ft.)	2,331,000			2,356,000	2,012,000
Store leased square footage (sq. ft.)	3,681,000			3,725,000	3,179,000